Exhibit (d)(1)

LVB ACQUISITION, INC.

2012 RESTRICTED STOCK UNIT PLAN

Adopted July 2, 2012 (the “Effective Date”)

1.	Purpose of the Plan.

The purpose of the LVB Acquisition, Inc. 2012 Restricted Stock Unit Plan (the “Plan”) is to promote the interests of the Company and its Affiliates and stockholders by providing the executives and key employees of the Company and its Affiliates with an appropriate incentive to encourage them to continue in the employ of the Company or an Affiliate and to improve the growth and profitability of the Company.

2.	Definitions.

As used in the Plan, the following capitalized terms shall have the following meanings:

“Additional Settlement Condition” shall have the meaning set forth in Section 4.5 herein.

“Affiliate” shall mean, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity.

“Board” shall mean the Board of Directors of the Company or any committee appointed by the Board to administer the Plan pursuant to Section 3.

“Cause”, when used in connection with the termination of a Participant’s Employment, shall have the meaning set forth in any effective employment agreement or, if none, shall mean, unless otherwise provided in the applicable Restricted Stock Unit Grant Agreement, the termination of the Participant’s Employment with the Company and all Affiliates on account of (i) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury) that has continued after Biomet, Inc. or the Company has provided written notice of such failure and the Participant has not cured such failure within 30 days of the date of such written notice, provided that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Participant to substantially perform his or her duties; (ii) the Participant’s willful misconduct or gross negligence; (iii) a willful or grossly negligent breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or its Affiliates; (iv) the commission by the Participant of any felony or other serious crime involving moral turpitude; (v) a material breach of the Participant’s obligations under any agreement entered into between the Participant and the Company or any of its Affiliates, which, if such breach is reasonably susceptible to cure, has continued after Biomet, Inc. or the Company has provided written notice of such breach and the Participant has not cured such failure within 30 days of the date of such written notice; or (vii) a material breach of the Company’s written policies or procedures that have been communicated to the Participant and that causes material harm to the Company or its business reputation.

“Change of Control” shall mean the occurrence of any of the following events after the Effective Date: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company on a consolidated basis to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof other than to a Majority Stockholder; (ii) the approval by the holders of the outstanding voting power of the Company of any plan or proposal for the liquidation or dissolution of the Company; (iii) (A) any Person or Group (other than the Majority Stockholder) shall become the beneficial owner (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, of Common Stock or common stock of Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company) representing more than 40% of the aggregate outstanding voting power of the Company, Biomet Inc. or such intermediary entity, as applicable, and such Person or Group actually has the power to vote such common stock in any election of directors and (B) the Majority Stockholder beneficially owns (within the meaning of Section 13(d) of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Company or Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company), as applicable, than such other Person or Group; (iv) the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved or who were nominated by, or designees of, a Majority Stockholder; (v) consummation of a merger or consolidation of the Company with another entity in which holders of the Common Stock of the Company immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, less than 50% of the common equity interest in the surviving corporation in such transaction and the Majority Stockholder does not hold a sufficient amount of voting power (or similar securities) to elect a majority of the surviving entity’s board of directors or (vi) a merger, recapitalization or other direct or indirect sale by the Majority Stockholder (including through a public offering) of Common Stock that results in more than 80% of the Common Stock of the Company (or any resulting company after a merger) owned, directly or indirectly, by the Majority Stockholder immediately following the Closing, no longer being so owned by the Majority Stockholder.

“Closing” shall mean September 25, 2007.

“Code” shall mean the Internal Revenue Code of 1986 and any successor statute, as amended, from time to time.

“Common Stock” shall mean a share of the Company’s Common Stock, par value $0.01.

“Company” shall mean LVB Acquisition, Inc.

“Cumulative MoM” shall mean a number, determined on each Liquidity Event, equal to the quotient of (i) all cash received directly or indirectly by the Majority Stockholder in connection with all Liquidity Events to date, including all cash dividends and other distributions directly or indirectly to the Majority Stockholder in respect of the Initial Majority Stockholder Shares on or prior to the date on which the Liquidity Event occurs, divided by (ii) the product of (1) the aggregate purchase price paid by the Majority Stockholder for the Initial Majority Stockholder Shares and (2) a fraction, the numerator of which is the number of Initial Majority Stockholder Shares disposed of in all such Liquidity Events to date and the denominator of which is the number of the Initial Majority Stockholder Shares; provided that to the extent any such Liquidity Event does not result in the sale, transfer or other disposition of Initial Majority Stockholder Shares, such fraction shall be equitably adjusted by the Board as appropriate to reflect the conversion of equity value into cash in connection with such cash dividend or other distribution of cash. Initial Majority Stockholder Shares sold by the Majority Stockholder to Plan participants within the first six months following the Closing shall not be counted for purposes of determining whether the MoM has been achieved, and, once sold, shall not be deemed Initial Majority Stockholder Shares for purposes of the Plan.

“Disability” shall mean, unless otherwise provided in any applicable Restricted Stock Unit Grant Agreement, effective employment agreement or other written agreement, the Participant’s incapacity due to physical or mental illness or injury, as result of which the Participant (i) shall become eligible to receive a benefit under the Company’s long-term disability plan applicable to the Participant, or (ii) has been unable, due to physical or mental illness or incapacity, to perform the essential duties of her employment with reasonable accommodation for a continuous period of ninety (90) days or an aggregate of one hundred-eighty (180) days.

“Eligible Employee” shall mean any Employee, who, in the judgment of the Board, should be eligible to participate in the Plan due to the services they perform on behalf of the Company or an Affiliate.

“Employment” shall mean (i) in the case of a Participant who is an employee of the Company or any Affiliate as of the Grant Date, employment with the Company or any Affiliate, (ii) in the case of a Participant who is a director of the Company or any Affiliate as of the Grant Date, service as a director with the Company or any Affiliate, (iii) in the case of a Participant who is a consultant to the Company or any Affiliate as of the Grant Date, service as a consultant to the Company or any Affiliate, and (iv) solely to the extent approved by the Board or the Committee, in the case of a Participant who is an employee of the Company or any Affiliate as of the Grant Date who subsequently becomes a consultant to the Company or any Affiliate upon cessation of such employment, service as an employee and consultant with the Company or any Affiliate, to the extent that such Participant has not experienced a “separation from service” within the meaning of Section 1.409A-1(h) of the Code. “Employee” and “Employed” shall have correlative meanings.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any date: (1) prior to the occurrence of an Initial Public Offering, the value per share of Common Stock determined pursuant to a valuation made in good faith by the Board and based upon a reasonable valuation method; or (2) following the occurrence of an Initial Public Offering, (i) the closing price on such day of a share of Common Stock as reported on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. (“NASD”) selected by the Board. The Fair Market Value of a share of Common Stock as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Common Stock regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the Common Stock is traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Board. In the event that the price of a share of Common Stock shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith to reflect the fair market value of a share of Common Stock.

“Good Reason” shall mean the occurrence of the following without the Participant’s consent (i) a material diminution in a Participant’s duties and responsibilities as of the Grant Date of the Restricted Stock Units, other than a change in such Participant’s duties and responsibilities that results from becoming part of a larger organization following a Change of Control, (ii) a decrease in a Participant’s base salary or bonus opportunity as of the Grant Date of the Restricted Stock Units, other than a decrease in base salary or bonus opportunity that applies to a similarly situated class of employees of the Company or its Affiliates or (iii) a relocation of a Participant’s primary work location more than 50 miles from the Participant’s work location on the Grant Date of the Restricted Stock Unit, without the Participant’s prior written consent; provided that, within 30 days following the occurrence of any of the events set forth herein, the Participant shall have delivered written notice to the Company of his or her intention to terminate his or her Employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate Employment for Good Reason, and the Company shall not have cured such circumstances within 30 days following the Company’s receipt of such notice.

“Grant” shall mean a grant of a Restricted Stock Unit under the Plan evidenced by a Restricted Stock Unit Grant Agreement.

“Grant Date” shall have the meaning set forth in Section 4.1 herein.

“Individual MoM” shall mean a number, determined on each Liquidity Event, equal to the quotient of (i) all cash received directly or indirectly by the Majority Stockholder in connection with the Liquidity Event, divided by (ii) the product of (1) the aggregate purchase price paid by the Majority Stockholder for the Initial Majority Stockholder Shares and (2) a fraction, the numerator of which is the number of Initial Majority Stockholder Shares disposed of in such Liquidity Event and the denominator of which is the number of the Initial Majority Stockholder Shares; provided that to the extent any such Liquidity Event does not result in the sale, transfer or other disposition of Initial Majority Stockholder Shares, such fraction shall be equitably adjusted by the Board as appropriate to reflect the conversion of equity value into cash in connection with such cash dividend or other distribution of cash. Initial Majority Stockholder Shares sold by the Majority Stockholder to Plan participants within the first six months following the Closing shall not be counted for purposes of determining whether the MoM has been achieved, and, once sold, shall not be deemed Initial Majority Stockholder Shares for purposes of the Plan.

“Initial Majority Stockholder Shares” shall mean the shares of Common Stock issued to the Majority Stockholders on or before the Closing, and shall include any stock, securities or other property or interests received by the Majority Stockholders in respect of such shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance. Initial Majority Stockholder Shares sold by the Majority Stockholder to participants in the LVB Acquisition, Inc. Management Equity Incentive Plan, adopted November 16, 2007, within the first six months following the Closing shall not be counted for purposes of determining whether a Liquidity Event has occurred and shall not be deemed Initial Majority Stockholder Shares for purposes of the Plan.

An “Initial Public Offering” shall be deemed to occur on the effective date of the first registration statement (other than (i) a registration relating solely to an employee benefit plan or employee stock plan, a dividend reinvestment plan, or a merger or a consolidation, (ii) a registration incidental to an issuance of securities under Rule 144A, (iii) a registration on Form S-4 or any successor form, or (iv) a registration on Form S-8 or any successor form) filed to register at least 20% of the total then-outstanding equity interests in the Company or Biomet Inc. (or any intermediary entity between Biomet Inc. and the Company) under the Securities Act.

“Liquidity Event” shall mean any transaction or series of transactions following the Effective Date that results, directly or indirectly, in (A) the sale, transfer or other disposition of Initial Majority Stockholder Shares for cash, (B) the sale, transfer or other disposition of assets of the Company in which the Majority Stockholder receives distributions of cash, or (C) other corporate transaction in which the Majority Stockholder receives distributions of cash. For the avoidance of doubt, in the event that the Initial Majority Stockholder Shares are sold, transferred or otherwise disposed in return for property other than cash, a Liquidity Event shall result from the sale, transfer or other disposition of such property for cash, or from the distribution of such property to the Majority Stockholder investors.

“Majority Stockholder” shall mean, collectively or individually as the context requires, Blackstone Group, L.P., The Goldman Sachs Group, Inc., Kohlberg Kravis Roberts & Co., TPG Capital, L.P. and their respective affiliates.

“Majority Stockholder’s Total Interest” shall mean, on the applicable date, (i) the Majority Stockholder’s realized proceeds from Liquidity Events up to such date, plus (ii) the number of Initial Majority Stockholder Shares that remain unsold as of such date times the Company’s closing stock price as reported as of such date on the principal securities exchange on which shares of Common Stock are then listed or admitted to trading.

“Management Stockholders’ Agreement” shall mean the LVB Acquisition, Inc. Management Stockholders’ Agreement, as such may be amended from time to time, or such other stockholders’ agreement as may be entered into between the Company and any Participant.

“Participant” shall mean an Eligible Employee to whom a Grant of Restricted Stock Units under the Plan has been made, and, where applicable, shall include Permitted Transferees.

“Performance-Based Restricted Stock Unit” shall mean each Restricted Stock Unit, if any, which vests upon the achievement of a designated Individual MoM and Cumulative MoM condition as set forth in Section 5 of the Restricted Stock Unit Grant Agreement.

“Performance-Based Settlement Date” shall have the meaning assigned in Section 4.5(a)(ii).

“Permitted Transferee” shall have the meaning assigned in Section 4.4.

“Person” shall mean an individual, partnership, corporation, limited liability Partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Qualifying Termination” shall mean a Participant’s termination of Employment (i) by the Company without Cause or (ii) by the Participant for Good Reason, in either case during the two (2)-year period following a Change in Control.

“Restricted Stock Unit” shall mean either a Time-Based Restricted Stock Unit or a Performance-Based Restricted Stock Unit issued to a Participant in accordance with Section 4, which shall be subject to the restrictions on Transfer and forfeiture conditions set forth in Sections 4.3 and 4.4 hereof until the applicable vesting date.

“Restricted Stock Unit Grant Agreement” shall mean an agreement, substantially in the form of Exhibit A hereto, entered into by each Participant and the Company evidencing the Grant of each Restricted Stock Unit issued pursuant to the Plan.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Time-Based Restricted Stock Unit” shall mean each Restricted Stock Unit which vests upon (i) satisfaction of the Time-Based Vesting Condition subject to the Participant’s continuous employment on the applicable Vesting Date and (ii) achievement of the Additional Settlement Condition of the Restricted Stock Unit Grant Agreement.

“Time-Based Settlement Date” shall have the meaning assigned in Section 4.5(a)(i).

“Time-Based Vesting Condition” shall have the meaning set forth in Section 4.5 herein.

“Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferable” and other derivations of “transfer” shall have correlative meanings.

“Vesting Date” shall have the meaning assigned in Section 4.2.

3.	Administration of the Plan.

The Board shall administer the Plan, provided that the Board may appoint a committee to administer the Plan. In the event the Board appoints such a committee, such committee shall have the rights and duties of the Board in respect of the Plan. No member of the Board shall participate in any decision that specifically affects such member’s interest in the Plan unless such decision also affects the Restricted Stock Units of other Participants in the same manner.

3.1 Powers of the Board. In addition to the other powers granted to the Board under the Plan, the Board shall have the power: (a) to determine, after consulting with the Company’s Chief Executive Officer, the Eligible Employees to whom Grants shall be made; (b) to determine the time or times when Grants shall be made and to determine, after consulting with the Company’s Chief Executive Officer, the number of shares of Common Stock subject to each such Grant; (c) to prescribe the form of a Restricted Stock Unit Grant Agreement, so long as such terms and conditions are not otherwise inconsistent with the terms of the Plan; (d) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (e) to construe and interpret the Plan, such rules and regulations and all Restricted Stock Unit Grant Agreements; (f) to make any necessary or reasonable adjustments to the Plan or Restricted Stock Unit Grant Agreements as contemplated by the terms and provisions of the Plan and the Restricted Stock Unit Grant Agreements; and (g) to make all other determinations necessary or advisable for the administration of the Plan.

3.2 Determinations of the Board. Any Grant, determination, prescription or other act of the Board shall be final and conclusively binding upon all Persons.

3.3 Indemnification of the Board. No member of the Board nor the Majority Stockholder or its employees, partners, directors or associates shall be liable for any action or determination made in good faith with respect to the Plan or any Grant. To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such Person, or such Person’s testator or intestate, is or was a member of the Board or is or was a Majority Stockholder or an employee, partner, director or associate thereof, to the extent such criminal or civil action or proceeding relates to the Plan.

3.4 Compliance with Applicable Law; Securities Matters. Except as otherwise expressly provided in the Management Stockholders’ Agreement, the Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or non-U.S. laws. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing the shares of Common Stock pursuant to the grant of any Restricted Stock Units, which Restricted Stock Units shall be evidenced by book-entry into the books and records of the Company, and may only issue such certificates in the event the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Common Stock are listed or traded. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements and representations as the Board, in its sole discretion, deems advisable in order to comply with any such laws, regulations or requirements.

3.5 Inconsistent Terms. In the event of a conflict between the terms of the Plan and the terms of any Restricted Stock Unit Grant Agreement, the terms of the Plan shall govern except as otherwise provided herein.

4.	Restricted Stock Units.

Subject to adjustment as provided in Section 4.7 hereof, the Board may grant to Participants Restricted Stock Units covering a total of fourteen million (14,000,000) shares of Common Stock, up to ten million (10,000,000) of which may be Time-Based Restricted Stock Units, and up to four million (4,000,000) of which may be Performance-Based Restricted Stock Units. Each Restricted Stock Unit represents the right to receive one share of Common Stock pursuant to the terms provided herein. To the extent that any Restricted Stock Unit granted under the Plan terminates, expires or is canceled without having been settled or any shares of Common Stock are forfeited, the shares of Common Stock covered by such Restricted Stock Units shall again be available for Grant under the Plan.

4.1 Grant Date. The Grant Date of each Restricted Stock Unit shall be the date designated by the Board and specified in the Restricted Stock Unit Grant Agreement as the date on which such Restricted Stock Unit is granted.

4.2 Vesting of Restricted Stock Units. Each Restricted Stock Unit Grant Agreement shall provide the dates on which the Restricted Stock Unit granted under the Plan vests (the “Vesting Dates”), subject to the Participant’s continuous Employment through the applicable Vesting Dates. As of the applicable Vesting Date, each Restricted Stock Unit granted under the Plan shall cease to be subject to forfeiture as provided in Section 4.3 hereof.

4.3 Forfeiture of Restricted Stock Units. Unless otherwise provided in the applicable Restricted Stock Unit Grant Agreement, (i) if a Participant’s Employment is terminated for any reason, each Performance-Based Restricted Stock Unit that has not vested as of the date of such termination shall expire and be terminated and each Time-Based Restricted Stock Unit that has not satisfied the Time-Based Vesting Condition as of the date of such termination shall expire and be terminated and (ii) if a Participant provides Competitive Services (as defined below) at any time during or following the term of Participant’s Employment for any person, firm, partnership, corporation, or other entity which develops, manufactures, markets, distributes, or sells products materially similar to or competitive with those products developed, manufactured, marketed, distributed, or sold by the Company or any of its Subsidiaries or included in the business plans of the Company or any of its Subsidiaries during the term of Participant’s Employment (any such person, firm, partnership, corporation, or other entity, a “Competitor”, each Restricted Stock Unit that has vested or ceased to be subject to forfeiture as of such date shall expire and be terminated without the payment of any amounts to such Participant.

(a) For purposes of this Agreement, “Competitive Services” means services provided to a Competitor: (A) which are substantially similar to those provided by Participant to the Company or any of its Subsidiaries during his or her employment with the Company or any of its Subsidiaries; (B) where Participant’s direct or indirect use or disclosure of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets to or on behalf of the Competitor would provide the Competitor with a competitive advantage; (C) where it is likely that as part of Participant’s capacity he or she would inevitably use or disclose any of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets; (D) where Participant solicits, attempts to solicit, or engages in discussions or other communications with any past, present or potential customer of the Company or any of its Subsidiaries with whom Participant communicated or had any interaction during the preceding eighteen (18) months with the purpose or intent of promoting, marketing, selling, or obtaining orders for any Competing Product; or (E) where Participant interferes adversely with any past, present, or prospective business relationships between the Company or any of its Subsidiaries and any of their respective customers, potential customers, suppliers, distributors, agents, sales representatives, employees, independent contractors, or other persons or entities with which the Company or any of its Subsidiaries conducts business. For purposes of this Agreement, “Competing Product” means any musculoskeletal or any other product developed, manufactured, marketed, distributed, sold or intended to be sold by the Company or any of its Subsidiaries and with which the Participant worked or was otherwise involved during the last two (2) years of Participant’s Employment; the term “Confidential Information” shall mean all information of the Company or any of its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists, customers’ secrets or Trade Secrets; and the term “Trade Secrets” shall mean all Confidential Information, including, without limitation, formulae, patterns, compilations, programs, devices, methods, techniques, or processes, from which the Company or any of its Affiliates derives independent economic value, actual or potential, because such information is not generally known to, or readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and which the Company and its Affiliates make reasonable efforts to maintain secret.

4.4 Non-Transferability of Restricted Stock Units. No Participant may Transfer any Restricted Stock Units received by such Participant pursuant to the Plan or, prior to the Vesting Date of any such Restricted Stock Units, the shares of Common Stock covered thereby, provided, that a Participant may Transfer his or her rights with respect to any or all of the Restricted Stock Units held by such Participant to: (i) such Participant’s beneficiaries or estate upon the death of the Participant by will, by the laws of descent and distribution or otherwise and (ii) subject to the prior written approval of the Board and compliance with all applicable tax, securities and other laws, any trust or custodianship created by the Participant, the beneficiaries of which may include only the Participant, the Participant’s spouse or the Participant’s lineal descendants (by blood or adoption) (either of (i) or (ii), a “Permitted Transferee”).

4.5 Settlement.

(a) Settlement Date.

(i) Settlement of the Time-Based Restricted Stock Units will be subject to satisfaction of a time-based vesting component (the “Time-Based Vesting Condition”) based on the Participant’s continued employment through the applicable Vesting Date as required by Section 4.2 and satisfaction of an additional settlement condition set forth herein (the “Additional Settlement Condition”). Time-Based Restricted Stock Units that have satisfied the Time-Based Vesting Condition shall be settled on (A) the earlier of (i) a Change of Control that constitutes a “change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Section 409A of the Code, (ii) an Initial Public Offering that occurs on or before the sixth (6th) anniversary of the Grant Date or (iii) the termination of the Participant’s Employment by reason of death or Disability or (B) a Qualifying Termination of Participant (the “Time-Based Settlement Date”). As soon as reasonably practicable following the Time-Based Settlement Date and in no event later than March 15 of the calendar year following the year in which the Time-Based Settlement Date occurs, the Company shall transfer to the Participant or Permitted Transferee, in full and complete satisfaction of all of the obligations of the Company and the rights of the Participant or Permitted Transferee in respect of such Time-Based Restricted Stock Units, a number of shares of Common Stock, registered in the Participant’s or Permitted Transferee’s name, equal to the number of such vested Time-Based Restricted Stock Units that are settled on and as of the Time-Based Settlement Date.

(ii) Vested Performance-Based Restricted Stock Units shall be settled as soon as reasonably practicable following the applicable Vesting Date, and in no event later than March 15 of the calendar year following the year in which the Vesting Date occurs (the “Performance-Based Settlement Date”). Upon settlement, the Company shall transfer to the Participant or Permitted Transferee, in full and complete satisfaction of all of the obligations of the Company and the rights of the Participant in respect of such Performance-Based Restricted Stock Units, a number of shares of Common Stock, registered in the Participant’s or Permitted Transferee’s name, equal to the number of such Performance-Based Restricted Stock Units that are settled on and as of the Performance-Based Settlement Date.

(b) Conditions to Settlement. On or before the issuance of any shares of Common Stock in settlement of vested Restricted Stock Units and as a condition to the Participant’s or Permitted Transferee’s right to receive any shares of Common Stock, the Participant or Permitted Transferee shall be required to enter into (or shall have previously entered into) the Management Stockholders’ Agreement with respect to the shares of Common Stock to be issued upon such settlement, provided that the Management Stockholders’ Agreement is in effect at such time. The shares of Common Stock so issued shall be deemed to be “Rollover Shares” for purposes of Section 3(b) of the Management Stockholders’ Agreement. In the event that the Participant or Permitted Transferee does not so enter into the Management Stockholders’ Agreement, if in effect at such time, the Participant or Permitted Transferee shall forfeit all vested Restricted Stock Units and the vested Restricted Stock Units shall be cancelled without any consideration therefor.

(c) Condition to Settlement; Satisfaction of Withholding Taxes.

(i) In General. Whenever shares of Common Stock are to be issued to the Participant or Permitted Transferee in settlement of vested Restricted Stock Units, the Participant or Permitted Transferee shall remit to the Company an amount in cash, by wire transfer of immediately available funds or certified check, sufficient to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding requirements.

(ii) Alternative Methods to Satisfy Withholding Taxes. The Participant or Permitted Transferee may pay up to the minimum statutory tax withholding amount due in respect of any settlement of vested Restricted Stock Units by requesting that the Company withhold shares of Common Stock that would otherwise be issued to the Participant or Permitted Transferee in connection with such settlement of vested Restricted Stock Units.

(iii) Notwithstanding the foregoing, the aggregate amount of such cash or the Fair Market Value of any shares of Common Stock withheld, in either case, as of the date of settlement of the Restricted Stock Units, must be equal to the full minimum statutory tax withholding amount payable by the Participant or Permitted Transferee in connection with such settlement. No tax amount in excess of the minimum amount required to be withheld under the applicable statutory tax provisions then in effect may be satisfied by the Participant or Permitted Transferee by having shares of Common Stock withheld. Any shares of Common Stock withheld to satisfy the Participant’s or Permitted Transferee’s minimum statutory tax withholding obligations will be valued at the Fair Market Value of such shares of Common Stock on the Settlement Date.

4.6 Administration of Restricted Stock Units.

(a) Amendment of Terms of Restricted Stock Units. The Board may, in its absolute discretion, amend the Plan or terms of any Restricted Stock Unit; provided, that any such amendment (other than a termination as provided in subparagraph (b) below) with respect to any Restricted Stock Unit outstanding at the time of such amendment shall not impair or adversely affect any Participant’s rights under the Plan or such Restricted Stock Unit without such Participant’s written consent and also provided that any such amendment shall not constitute a material modification under Section 409A of the Code.

(b) Termination of the Restricted Stock Units. The Board may, at any time, without amendment to the Plan or any relevant Restricted Stock Unit Grant Agreement, terminate any and all Restricted Stock Units then outstanding if the Board determines in good faith that permitting the Restricted Stock Units to remain outstanding would violate any law or regulation or require the Company to register its securities under the Securities Act or file reports under the Exchange Act if at such time the Company is not required to do so, provided, however, that such termination shall be in accordance with the applicable provisions of Section 1.409A-3(j)(4)(ix) of the Code, and provided, further, that the Company, in full consideration of such termination, shall pay to Participants either (i) an amount in cash equal to the Fair Market Value of a share of Common Stock multiplied by the number of Restricted Stock Units which are vested as of such time, as determined by the Board as of the date on which the Restricted Stock Units are terminated, or (ii) the number of shares of Common Stock which equals the number of Restricted Stock Units which are vested at such time. Such payment shall be made as soon as practicable following such termination.

(c) Termination of this Plan. The Board may at any time, in its absolute discretion, suspend or terminate this Plan. No awards may be granted during any suspension of the Plan or after the Plan has been terminated. The termination of the Plan shall not affect any previous Grants until the date on which all Restricted Stock Units eligible to vest are settled, at which time all unvested Restricted Stock Units will be cancelled, provided, however, that the Board may determine in its sole discretion that upon or following such termination, some or all outstanding Restricted Stock Units shall become vested. After the Plan terminates, the function of the Board with respect to the Plan will be limited to supervising the administration of previous Grants.

4.7 Adjustment upon Changes in Company Common Stock.

(a) Increase or Decrease in Shares of Common Stock Without Consideration. Subject to any required action by the stockholders of the Company, in the event of any increase or decrease in the number of issued and outstanding shares of Common Stock or they payment of a stock dividend (but only on the shares of Common Stock) resulting from a subdivision or consolidation of the shares of Common Stock, or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company, the Board may make such adjustments as the Board deems appropriate to prevent the enlargement or dilution of rights with respect to the number of shares of Common Stock available for grant under this Plan and the number of shares of Common Stock subject to the Restricted Stock Unit Grant Agreements.

(b) Certain Mergers. Subject to any required action by the stockholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the stockholders of the Company receive securities of another corporation), the Restricted Stock Units outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of shares of Common Stock subject to any such Restricted Stock Unit would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the stockholders of the Company retain their shares of Common Stock and are not entitled to any additional or other consideration, the Restricted Stock Units shall not be affected by such transaction).

(c) Certain Other Transactions. In the event of (1) a dissolution or liquidation of the Company, (2) a sale of all or substantially all of the Company’s assets, (3) a merger or consolidation involving the Company in which the Company is not the surviving entity or (4) a merger or consolidation involving the Company in which the Company is the surviving entity but the stockholders of the Company receive securities of another entity and/or other property, including cash, the Board shall, in its absolute discretion, have the power to:

(i) provide for the exchange of any Restricted Stock Unit outstanding immediately prior to such event (whether or not then vested) for a restricted stock unit or other equity instrument with respect to, as appropriate, some or all of the property for which the shares of Common Stock underlying such Restricted Stock Unit is exchanged and, incident thereto, make an equitable adjustment, as determined by the Board, in the number or kind of securities or amount of property subject to the restricted stock unit or other equity instrument, or, if appropriate, provide for a cash payment to the Participants in partial consideration for the exchange of the Restricted Stock Units as the Board may consider appropriate to prevent dilution or enlargement of rights;

(ii) cancel, effective immediately prior to the occurrence of such event, any Restricted Stock Unit outstanding immediately prior to such event (whether or not then vested), and in full consideration of such cancellation, pay to each Participant to whom such Restricted Stock Unit was granted an amount in cash, for each share of Common Stock subject to such Restricted Stock Unit, equal to the product of (1) the value of securities and property (including cash) per share of Common Stock received by the stockholders of the Company as a result of such event, as determined by the Board in its absolute discretion and (2) the number of Restricted Stock Units so cancelled that were held by such Participant; provided, however, that with respect to any Restricted Stock Unit that is deferred compensation subject to Section 409A of the Code, the Board may provide for such cancellation and payment only in the event that either (x) the transaction referred to in subsection (c)(1)-(4) above is a “change in control” as defined in Section 409A of the Code or (y) such cancellation and payment is made in accordance with the applicable provisions of Section 1.409A-3(j)(4)(ix) of the Code; or

(iii) provide for any combination of (i) or (ii).

(d) Dividends. In the event the Company declares and pays a cash dividend, other than a Management Dividend Award, with respect to Restricted Stock Units then outstanding on the date such cash dividend is paid, the Board shall adjust the number of Restricted Stock Units granted to each Participant and/or provide for a payment in cash to each such Participant (which payment may be made upon vesting of such Restricted Stock Units or portions thereof) as the Board may consider equitable to prevent dilution or enlargement of rights.

(e) Other Changes. In the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 4.7 (a), (b), (c) or (d) hereof, or in the event a Public Market exists for the securities subject to Restricted Stock Units, the Board shall, in its absolute discretion, make such adjustments in the number shares of Common Stock subject to Restricted Stock Units outstanding on the date on which such change occurs and, if applicable, in the Fair Market Value of each such Restricted Stock Unit, as the Board may, in its absolute discretion, consider appropriate to prevent dilution or enlargement of rights.

(f) No Other Rights. Except as expressly provided in the Plan or the Restricted Stock Unit Grant Agreements evidencing the Restricted Stock Units, no Participant shall have any rights by reason of (i) any subdivision or consolidation of the shares of Common Stock or any other securities of any class, (ii) the payment of any distribution, (iii) any increase or decrease in the number of shares of Common Stock or (iv) any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or the Restricted Stock Unit Grant Agreements evidencing the Restricted Stock Units, no issuance by the Company of any shares of Common Stock shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to the Restricted Stock Units.

5.	Management Dividend Awards

In addition to the Restricted Stock Units, the Board may grant to Participants an award representing the right to receive the cash payments specified in the Restricted Stock Unit Grant Agreement in respect of each Time-Based Restricted Stock Unit held by the Participant which has satisfied the Time-Based Vesting Condition as of the applicable time (a “Management Dividend Award”). The Management Dividend Award shall be paid to the holder thereof on each applicable Vesting Date, subject in all cases to the Participant’s continuous Employment through the applicable Vesting Date, provided that all Management Dividend Awards shall automatically be cancelled and terminated as of the earlier of (i) an Initial Public Offering and (ii) the date that is five years from the Grant Date.

6.	Securities Matters.

6.1 Registration. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. Notwithstanding anything hereof to the contrary, the Company shall not be obligated to cause to be issued or deliver any shares of Common Stock pursuant to this Plan unless and until the Company is advised by its counsel that the issuance and delivery of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which such shares of Common Stock are traded. The Board may require, as a condition to the issuance or delivery of any shares of Common Stock pursuant to the terms hereof, that the recipient of such shares of Common Stock make such covenants, agreements and representations, as the Board deems necessary or advisable.

6.2 Deferral of Vesting Date or Grant. The Company may, in its sole discretion, defer the Grant Date or Vesting Date of a Restricted Stock Unit hereunder or the issuance or Transfer of shares of Common Stock pursuant to any Grant pending to ensure compliance under federal or state securities laws. The Company shall inform the Participant in writing of its decision to defer the Grant Date or Vesting Date of a Restricted Stock Unit hereunder or the issuance or Transfer of shares of Common Stock pursuant to any Grant. Notwithstanding the preceding, no deferral of settlement under this Section shall be effective if it would cause a Grant to fail to comply with Section 409A of the Code.

7.         Section 409A Compliance. The Plan is intended to provide for the issuance of Restricted Stock Units that constitute a short-term deferral in compliance with Section 409A of the Code. No provision of this Plan shall be given effect to the extent that such provision would cause tax to become due under Section 409A of the Code, including the Company’s right to defer the Grant Date or Vesting Date of the Restricted Stock Units to the extent, and only for so long as, necessary to comply with the requirements of Section 409A of the Code.

8.	Miscellaneous.

8.1 Rights as Holders. No Participant shall have any have any claim or right to receive Grants under the Plan, and the Grant and issuance of Restricted Stock Units under the Plan shall not be construed as giving a Participant any right to continue in the Employment of the Company or to receive any additional Grants, or affect the right of the Company to terminate the Employment of any Participant. Unless the Board determines otherwise, no notice of termination or payment in lieu thereof shall extend the period of employment for purposes of this Plan.

8.2 No Special Employment Rights. Nothing contained in the Plan shall confer upon any Participant any right with respect to the continuation of his or her Employment or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such Participant’s Employment or to increase or decrease such Participant’s compensation from the rate in existence at the time of the grant of any Restricted Stock Unit.

8.3 Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Participant:

To the most recent address shown on records of the Company or its Affiliate.

If to the Company, to:

LVB Acquisition, Inc.

c/o Biomet, Inc.

P.O. Box 587

Warsaw, Indiana 46581-0587, U.S.A.

Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith.

8.4 Descriptive Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

8.5 Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company and Participants shall be enforceable to the fullest extent permitted by law.

8.6 Governing Law. The Plan shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions thereof governing conflict of laws.

[Remainder of page intentionally left blank.]

16